CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders

Wells Fargo Variable Trust

We consent to the use of our report for Wells Fargo Advantage VT Discovery Fund, Wells Fargo Advantage VT Index Asset Allocation Fund, Wells Fargo Advantage VT International Equity   Fund, Wells Fargo Advantage VT Intrinsic Value Fund, Wells Fargo Advantage VT Omega Growth Fund, Wells Fargo Advantage VT Opportunity Fund, Wells Fargo Advantage VT Small Cap Growth Fund, Wells Fargo Advantage VT Small Cap Value Fund, and Wells Fargo   Advantage VT Total Return Bond Fund, nine of the funds comprising the Wells Fargo Variable Trust, dated February 24, 2012, incorporated herein by reference and to the reference to our firm under the caption “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” in the Statement of Additional Information.

/s/ KPMG, LLP

Boston, Massachusetts

April 26, 2012